API TRUST

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3


     American Pension Investors Trust (the "Trust"), hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act").

A.   CLASSES OFFERED
     ---------------

     Each series of the Trust listed in Schedule A (each, a "Fund") may offer up to three classes of shares pursuant to this Multiple Class Plan. The classes are described below.

     1. ADVISOR CLASS. Advisor Class shares are offered by each Fund for purchase by (1) any account established under a "wrap fee program;" (2) any account where the account holder pays a financial intermediary as compensation for its advice and other services an annual fee of at least .50% on the assets in the account; and (3) any account in Multiple Index Trust and Treasuries Trust as of July 1, 2004. Advisor Class shares will be sold without any sales charges, Rule 12b-1 fee or contingent deferred sales charge ("CDSC").

     2. CLASS C. Class C shares are offered by each Fund for purchase by investors directly through United Financial Securities, Inc. (the "Distributor") or through financial supermarkets, investment advisers and consultants, financial planners, brokers, dealers and other investment professionals who are authorized by the Distributor to sell shares of the Funds. There will be no initial sales charge on Class C purchases. Class C shares are subject to a one percent (1.00%) contingent deferred sales charge if shares are redeemed within one year after purchase. Class C shares are also subject to a Rule 12b-1 fee at the following annual rates: 1.00% of the average daily net assets attributable to Class C shares for API Efficient Frontier Growth Fund, API Efficient Frontier Multiple Index Fund, API Efficient Frontier Capital Income Fund and API Efficient Frontier Income Fund; and 0.90% of the average daily net assets attributable to Class C shares for API Efficient Frontier Value Fund.

     3. CLASS D. Class D shares are offered only by API Efficient Frontier Capital Income Fund for purchase by shareholders who had an account with API Efficient Frontier Capital Income Fund as of July 1, 2004. Class D shares are not subject to an initial sales load, however they are subject to a one percent (1.00%) contingent deferred sales charge if shares are redeemed within one year after purchase. Class D shares are also subject to a Rule 12b-1 fee at the rate of 0.50% of the average daily net assets attributed to Class D shares for API Efficient Frontier Capital Income Fund.

B.   EXPENSE ALLOCATIONS OF EACH CLASS
     ---------------------------------

     Certain expenses may be attributable to a particular class of shares of a Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular class and, thus are borne on a pro rata basis by the outstanding shares of that class.

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     Each class may pay a different amount of the following other expenses:  (1)
distribution and service fees, (2) transfer agent fees identified as being attributable to a specific class, (3) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a class, (4) Blue Sky registration fees incurred by a specific class of shares, (5) Securities and Exchange Commission registration fees incurred by a specific class of shares, (6) expenses of administrative personnel and services required to support the shareholders of a specific class, (7) trustees' fees or expenses incurred as a result of issues relating to a specific class of shares,
(8) accounting expenses relating solely to a specific class of shares, (9) auditors' fees, litigation expenses, and legal fees and expenses relating to a specific class of shares, and (10) expenses incurred in connection with shareholders meetings as a result of issues relating to a specific class of shares.

C.   ADDITIONAL INFORMATION
     ----------------------

     This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for the applicable classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the classes contained in this Plan. The Trust's prospectuses contain additional information about the Advisor Class, Class C and Class D shares and the Trust's multiple class structure.


Dated:   July 1, 2004

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                                   SCHEDULE A
                                     TO THE
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3


SERIES OF THE TRUST
-------------------


          API Efficient Frontier Growth Fund

          API Efficient Frontier Capital Income Fund

          API Efficient Frontier Multiple Index Fund

          API Efficient Frontier Income Fund

          API Efficient Frontier Value Fund





Dated:  July 1, 2004